UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: May 17, 2012

Date of earliest event reported: May 15, 2012

ANCESTRY.COM INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34518	26-1235962
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 West 4800 North, Provo, UT		84604
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 705-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2012, Ancestry.com (the “Company”) increased its number of directors to nine and elected Paul Billings to fill the vacancy the increase created. The class of directors to which Dr. Billings was elected (Class I) serves for a term ending at the Company’s annual meeting in 2013. Mr. Billings was also appointed a member of the Company’s Audit Committee, replacing Thomas Layton who has elected to step down from the Audit Committee.

Dr. Billings is currently the Chief Medical Officer at Life Technologies Corporation. Prior to joining Life Technologies, Dr. Billings was the Chief Executive Officer of CELLective Dx Corporation, prior to which he was Senior Vice President of Laboratory Corporation of America Holdings, Dr. Billings holds a bachelor’s degree from the University of California at San Diego and an M.D. and Ph.D. in Immunology from Harvard University.

Under the Company’s non-employee director compensation program, Dr. Billings will receive an annual fee of $30,000 for his service as a director, plus an annual fee of $10,000 for his service on the Audit Committee. All of the Company’s directors also receive reimbursement of expenses incurred in connection with participation in Board of Directors and committee meetings. As a newly appointed director, Dr. Billings will receive an option to acquire stock valued at $200,000, which option will vest ratably over four years from the date of election and be issued pursuant to the Company’s equity issuance guidelines. In addition, Dr. Billings will receive an annual grant of restricted stock units valued at $95,000 immediately following the Company’s annual meeting of stockholders, which restricted stock units will vest on the earlier of the anniversary of the date of grant or the close of the business day immediately preceding the next annual meeting of stockholders.

On May 16, 2012, the Company issued a press release related to the election of Dr. Billings. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit	Description
	99.1	Ancestry.com Inc. Press Release dated May 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCESTRY.COM INC. (Registrant)

Date: May 17, 2012	By:	/s/ William C. Stern
William C. Stern
General Counsel

EXHIBIT INDEX

Exhibit	Description

99.1	Ancestry.com Inc. Press Release dated May 16, 2012